                                        EXHIBIT 11

RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                        NINE MONTHS ENDED
                                     July 1,         July 2,
                                      2001             2000

NET INCOME (LOSS) PER SHARE
COMPUTED AS FOLLOWS:
BASIC:
 1.  Net income (loss) available
     to common shareholders        $(12,931,000) $39,008,000
                                     ===========  ==========
 2.  Weighted average common
     shares outstanding -- Basic     46,264,759   46,293,621
                                     ===========  ==========
 3.  Basic Net Income (Loss)
     Per Share (Item 1 divided by
      Item 2)                             ($.28)        $.84
                                     ===========  ==========
DILUTED:
 1.  Net income (loss) available
     to common shareholders        $(12,931,000) $39,008,000
                                     ===========  ==========
 2.  Weighted average common
     shares outstanding -- Basic     46,264,759   46,293,621

 3.  Weighted potential shares
     under stock options computed
     for the periods using the
     Treasury Stock Method.              83,966      89,948

 4.  Weighted average common
     shares outstanding -- Diluted   46,348,725  46,383,569
                                     =========== ===========
 5.  Net Income (Loss) Per Share
     (Item 1 divided by Item 4)           ($.28)       $.84
                                     =========== ===========